Exhibit (b)(1)

Executed Version

CITIZENS BANK, N.A.	SUMITOMO MITSUI BANKING
28 State Street	CORPORATION
Boston, MA 02109	277 Park Avenue
New York, New York 10172

Highly Confidential

November 23, 2020

The Borrower (as defined below)

c/o FRC Founders Corporation

290 Harbor Drive

Stamford, CT 06920

Attention: Joshua R. Weiner

Project Harlan

Commitment Letter

Ladies and Gentlemen:

FR Utility Services Merger Sub, Inc., a Delaware corporation (“Borrower” or “you”), has advised Citizens Bank, N.A. (“Citizens”) and Sumitomo Mitsui Banking Corporation (“SMBC” and together with Citizens, the “Initial Lenders”, “we” or “us”) that Borrower intends to directly or indirectly acquire certain shares of a company identified as Project Harlan, a company incorporated in Delaware (the “Company”), and to consummate the other Transactions described in Exhibit A hereto. This Commitment Letter and Exhibits A, B and C hereto, are collectively referred to as the “Commitment Letter”. Capitalized terms used in this Commitment Letter but not defined herein shall have the meanings given to them in the exhibits attached hereto.

In connection with the Transactions, (x) Citizens commits to Borrower to provide (i) 50% of the amount of the Revolving Facility and (ii) 50% of the amount of the Term Facility and (y) SMBC commits to Borrower to provide (i) 50% of the amount of the Revolving Facility and (ii) 50% of the amount of the Term Facility.

1.	Conditions Precedent

Subject to the Certain Funds Provision (as defined below), the commitments of the Initial Lenders hereunder and their agreements to perform the services described herein are subject solely to the conditions expressly set forth in Exhibit B under the heading “Conditions Precedent to Initial Borrowing” and the “Additional Conditions Precedent” in Exhibit C.

Notwithstanding anything in this Commitment Letter (including each of the Exhibits attached hereto), the Fee Letter, the Senior Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Senior Facilities on the Closing Date, shall be (a) the Specified Representations (as defined below) made by Holdings, the Borrower and the other entities formed by you for the purpose of consummating the Transactions (the “Initial Obligors”) in the Senior Facilities Documentation and (b) the representations and warranties made by or with respect to the Company in the Acquisition Agreement that are material to the interests of the Lenders (but only to the extent that you or any of your affiliates have the right to terminate your obligations under the Acquisition Agreement or a right not to consummate the Acquisition as a result of a breach of such representations and warranties) (the representations in this clause (b), the “Specified Acquisition Agreement Representations”) and (ii) the terms of the Senior Facilities Documentation shall be in a form such that they do not impair availability of the Senior Facilities on the Closing Date if the conditions in the immediately preceding paragraph of this Commitment Letter are satisfied (it being understood that to the extent any lien search or Collateral (including the creation, perfection or priority of any security interest) is not or cannot be provided on the Closing Date (other than (1) Uniform Commercial Code, tax and judgment lien searches, (2) the pledge and perfection of a security interest in domestic assets with respect to which a lien may be perfected by the filing of financing statements under the Uniform Commercial Code or (3) to the extent applicable, the delivery of equity certificates of the Initial Obligors and related stock powers) after use of commercially reasonable efforts to do so then the provision of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Senior Facilities on the Closing Date, but a perfected security interest shall instead be required promptly after the Closing Date (and in any event within 90 days plus any extensions granted by the Administrative Agents, in their reasonable discretion) pursuant to arrangements to be mutually agreed. The only conditions to funding of the Senior Facilities on the Closing Date are set forth in Exhibit C and in the immediately preceding paragraph of this Commitment Letter, and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the initial funding of the Senior Facilities shall occur. For purposes hereof, “Specified Representations” means the representations and warranties of the Initial Obligors set forth in the respective Senior Facilities Documentation relating to incorporation or formation of the Initial Obligors; organizational status of the Initial Obligors; organizational power and authority of the Initial Obligors (as to execution, delivery and performance by the Initial Obligors of the Senior Facilities Documentation); due authorization, execution, delivery and performance of the Senior Facilities Documentation against the Initial Obligors; enforceability of the Senior Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; no conflicts of the Senior Facilities Documentation (or transactions contemplated thereby) with charter documents of the Initial Obligors; Federal Reserve margin regulations; the Investment Company Act; Patriot Act; use of proceeds not violating OFAC, FCPA and other anti-terrorism laws, anti-money laundering and anti-corruption laws; and the creation, validity and the perfection of security interests in the proposed Collateral (subject to permitted liens and the foregoing provisions of this paragraph relating to collateral (including the creation, perfection or priority of any security interest)). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

2.	Commitment Termination

The Initial Lenders’ commitments set forth in this Commitment Letter will terminate on the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Senior Facilities, (iii) the date that is five Business Days after the Outside Date (as defined in the Acquisition Agreement).

3.	Syndication

Each Initial Lender reserves the right, before or after the execution of the Senior Facilities Documentation, to syndicate all or a portion of its commitments to one or more other financial institutions or other lenders reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) and that will become parties to the Senior Facilities Documentation pursuant to syndications to

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be managed by the Initial Lenders in consultation with you (the financial institutions or other lenders becoming parties to the Senior Facilities Documentation with respect to the Senior Facilities being collectively referred to herein as the “Lenders”); provided, that, notwithstanding each Initial Lender’s right to syndicate the Senior Facilities and receive commitments with respect thereto, no Initial Lender may assign all or any portion of its commitments hereunder until after the Closing Date and, unless you agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Notwithstanding the foregoing, the Initial Lenders will not syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you or the Sponsor to us prior to the date hereof (including any of their affiliates) (collectively “Prohibited Lenders”). You understand that each of the Senior Facilities may be separately syndicated, the Initial Lenders intend to commence such syndication efforts promptly and the Initial Lenders may elect to appoint, with your consent, one or more agents to assist in such syndication efforts. It is agreed that, notwithstanding any such appointment, Citizens shall have “left side” designation and “left” placement on all marketing materials in connection with the Senior Facilities and will hold the leading roles and responsibilities conventionally understood to be associated with such respective placements.

Citizens will act as the administrative agent for the Senior Facilities, and Citizens and SMBC will act as joint lead arrangers and joint bookrunners with respect to the Senior Facilities and, subject to the preceding paragraph, will manage all aspects of the syndication of the Senior Facilities in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders and the assignment of any titles and the compensation to be provided to the Lenders. The Initial Lenders in such capacities, will perform the duties and exercise the authority customarily performed and exercised by them in such roles.

You shall take all actions that the Initial Lenders may reasonably request to assist them (and, to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Company to assist them) in forming a syndicate consistent with the terms hereof and reasonably acceptable to the Initial Lenders and you for each of the Senior Facilities. Your assistance in forming each such syndicate shall include but not be limited to: (i) making available appropriate senior management, representatives and advisors of the Sponsor, and Borrower and the Company (limited, in the case of the Company, to the extent not in contravention of the Acquisition Agreement, to using commercially reasonable efforts to cause the Company to make available) to participate in informational meetings, conference calls and other direct contact with potential Lenders at such times and places as the Initial Lenders may reasonably request; (ii) ensuring that the syndication efforts benefit from your, the Sponsor’s and the Borrower’s lending relationships; (iii) assisting (including, to the extent not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause your affiliates and advisors and the Company and its advisors to assist) in the preparation of a confidential information memorandum for the Senior Facilities and other marketing materials to be used in connection with the syndication, (iv) promptly providing (and, to the extent not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Company to provide) the Initial Lenders with all readily available information reasonably deemed necessary by it to complete a Successful Syndication, and (v) your ensuring that until the earlier of (a) the date that is 60 days after the Closing Date and (b) a “Successful Syndication” (as defined in the Fee Letter referred to below), there shall be no competing issues of debt securities or commercial bank or other credit facilities of you or any of your subsidiaries being offered, placed, announced or arranged without the consent of the Initial Lenders and your use of commercially reasonable efforts to ensure that there are no competing issues of debt securities or commercial bank or other credit facilities of the Company (other than the Senior Facilities, any indebtedness permitted to be incurred pursuant to the Acquisition Agreement and any ordinary course capital lease, purchase money debt and equipment financings) being offered, placed, announced or arranged without the consent of the Initial Lenders.

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You hereby acknowledge that (a) the Initial Lenders will make available information and financial projections provided by or on behalf of the Borrower, the Company and their respective subsidiaries and affiliates (“Borrower Materials”) to the proposed syndicate of Lenders and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Company their respective subsidiaries and affiliates or their respective securities) (each, a “Public Lender”). If reasonably requested, you will assist us in preparing an additional version of the confidential information memorandum to be used by Public Lenders. It is understood that in connection with your assistance described above, authorization letters from the Borrower will be included in any confidential information memorandum that authorize distribution of the confidential information memorandum to prospective Lenders, represent that the public-side version does not include material non-public information about the Borrower, the Company and their respective subsidiaries and affiliates or their respective securities, and exculpate you, the Company, us and the Sponsor and your, their and our respective subsidiaries and affiliates with respect to any liability related to the use of the confidential information memorandum or any related marketing material by the recipients thereof. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Senior Facilities Documentation; (b) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda; and (c) term sheets and notification of changes in the terms and conditions of the Senior Facilities. In addition, at our request, you shall identify that portion of any Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (y) by marking Borrower Materials “PUBLIC”, the Borrower and the Company shall be deemed to have authorized the Initial Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, the Company or any of their respective affiliates or their respective securities for purposes of United States Federal and state securities laws and (z) the Initial Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for distribution to those proposed Lenders that are not Public Lenders. You acknowledge that information and documents relating to the Senior Facilities (including Borrower Materials) may be transmitted through Intralinks, the internet or similar electronic transmission systems, and you acknowledge that neither the Initial Lenders nor any of their respective affiliates will be responsible or liable to you or any other person for damages arising from use of information or other materials obtained through Intralinks, the internet or similar electronic transmission systems, except to the extent caused by such Initial Lender’s gross negligence, bad faith or willful misconduct, in each case, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.

You agree that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred, without the consent of the Initial Lenders (such consent not to be unreasonably withheld or delayed). You agree that no Lender will receive any compensation of any kind for its participation in any Senior Facility, except as expressly provided in this Commitment Letter or the Fee Letter.

Notwithstanding anything to the contrary contained herein (but without limiting your obligations with respect to assistance with syndication as set forth herein or the conditions set forth in the “Additional Conditions Precedent” in Exhibit C), neither the commencement nor the completion of such syndication is a condition to the commitments hereunder or the funding of the Senior Facilities on the Closing Date.

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4.	Fees

In addition to the fees described in this Commitment Letter, you will pay (or cause to be paid) the fees set forth in the letter agreement dated the date hereof (the “Fee Letter”) between you and the Initial Lenders and such fees shall be nonrefundable when paid. Except for any fee that may be required in connection with an Alternate Transaction (as defined in the Fee Letter), no fees shall in any event become payable unless the Closing Date occurs.

5.	Indemnification

You agree to indemnify and hold harmless the Initial Lenders, the Lead Arrangers, each agent (including the Administrative Agent) and each of their respective affiliates, successors and assigns and each of their respective officers, directors, employees, agents, advisors, representatives and controlling persons (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of a single counsel to the Indemnified Persons taken as a whole (and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) and other reasonable out-of-pocket expenses incurred in connection with investigating or defending an investigation, litigation or proceeding), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person, regardless of whether any such Indemnified Person is a party thereto or whether an investigation, litigation or proceeding is brought by a third party or by you or any of your affiliates (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the Senior Facilities Documentation or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Senior Facilities, except to the extent such claim, damage, loss, liability or expense resulted, as determined in a final non-appealable judgment by a court of competent jurisdiction, from such Indemnified Person’s (or such Indemnified Person’s affiliates, successors and assigns and such Indemnified Person’s officers, directors, employees, agents, advisors, representatives or controlling persons’) gross negligence, bad faith, material breach of this Commitment Letter or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by you, any of your respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, you agree to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to you, the Company or any of your or their securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability resulted from such Indemnified Person’s gross negligence, bad faith, material breach of this Commitment Letter or willful misconduct, in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

In no event, however, shall you or any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any trading loss or any loss of profits, business or anticipated savings) in connection with your or its activities related to the Senior Facilities or this Commitment Letter; provided that nothing in this paragraph shall limit your indemnification obligations hereunder to the extent such special, indirect, consequential or punitive damages are incurred by an Indemnified Person in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

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6.	Costs and Expenses

You shall, if the Acquisition is consummated and borrowings are made under the Senior Facilities, pay or reimburse the Initial Lenders, the Lead Arrangers and the Administrative Agent on demand for all reasonable costs and expenses (including, without limitation, expenses of each party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior consent), syndication expenses and travel expenses) incurred by the Initial Lenders, the Lead Arrangers and the Administrative Agent (whether incurred before or after the date hereof) in connection with the Senior Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Senior Facilities Documentation and any security arrangements in connection therewith, including the reasonable fees and disbursements of one counsel (and, if reasonably necessary, a single local counsel in each relevant jurisdiction). You further agree to pay all reasonable costs and expenses of the Initial Lenders, the Lead Arrangers and the Administrative Agent (including, without limitation, reasonable fees and disbursements of one counsel (and, if reasonably necessary, a single local counsel for the Initial Lenders, the Lead Arrangers and the Administrative Agent, taken as a whole, in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction) incurred in connection with the enforcement of any of their rights and remedies hereunder.

7.	Confidentiality

By accepting delivery of the Fee Letter and this Commitment Letter, you agree that each of the Fee Letter, and prior to your acceptance hereof, this Commitment Letter are for your confidential use only and that neither its existence nor its terms nor the activities of the Initial Lenders pursuant hereto or thereto will be disclosed by you, directly or indirectly, to any person other than the Sponsor and your and the Sponsor’s respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (and, to the extent redacted in a manner reasonable acceptable to the Initial Lenders, the Fee Letter) to the Company and its owners, officers, directors, employees, accountants, attorneys and other advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (iii) you may make public disclosures of the terms and conditions hereof to the extent such terms and conditions have become publicly available as a result of disclosures thereof by persons other than you, (iv) you may make such other public disclosures of the terms and conditions hereof as you are required by law or regulation or requested by any governmental agency or other regulatory authority to make and (v) you may disclose the aggregate fees payable in connection with the Transactions as part of Projections (as defined below), pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Facilities or in any public or regulatory filing requirement relating to the Transactions.

Each Initial Lender shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Initial Lender from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Initial Lender agrees to inform you promptly thereof prior to such

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disclosure to the extent permitted by applicable law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Initial Lender or any of its affiliates (in which case such Initial Lender agrees to inform you promptly thereof prior to such disclosure, except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority and unless such Initial Lender is prohibited by applicable law from, or is requested by such regulatory authority to refrain from, so informing you or except in connection with any request as part of a regulatory examination), (iii) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Initial Lenders or any of their respective affiliates, officers, directors, employees, accountants, attorneys and other advisors, (iv) to each Initial Lender’s officers, directors, employees, accountants, attorneys and other advisors (collectively “Representatives”) who need to know such information in connection with the Transactions and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (v) to any affiliates of the Initial Lenders and their respective Representatives who need to know such information in connection with the Transactions and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (vi) to potential or prospective Lenders or participants and their Representatives, in each case who are advised of the confidential nature of such information (provided that any such disclosure shall be made in accordance with the standard syndication or marketing process for the Initial Lenders or customary market standards for dissemination of such type of information), (vii) to the extent that such information is received by such Initial Lender from a third party that is not to such Initial Lender’s knowledge subject to confidentiality obligations to you, the Company or the Sponsor, (viii) to the extent that such information is independently developed by such Initial Lender or its affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this provision, (ix) for purposes of establishing a “due diligence” defense, (x) to any of your direct or indirect contractual counterparties to any credit default swap or similar derivative product (to the extent related to the Transactions) and their Representatives and (xi) to enforce its rights hereunder and under the Fee Letter. The provisions of this paragraph shall automatically terminate upon the earlier of (i) the execution and delivery of the Senior Facilities Documentation and (ii) the first anniversary hereof.

Each Initial Lender reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to such Initial Lender in such manner as such Initial Lender and such affiliates may agree in their sole discretion (it being understood that each such affiliate shall keep any information given to it in connection with any services it may provide pursuant to this sentence confidential). You acknowledge that the Initial Lenders may share with any of their respective affiliates, and such affiliates may share with the respective Initial Lender, any information related to the Transactions, you, the Company, any of its subsidiaries or any of the matters contemplated hereby solely in connection with the Transactions (it being understood that each such affiliate shall keep such information given to it pursuant to this sentence confidential).

The Initial Lenders may, subject to your written prior consent (not to be unreasonably withheld, delayed or conditioned), use information related to the syndication and arrangement of the Senior Facilities in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit each Initial Lender to review and approve any reference to it or any of its affiliates in connection with the Senior Facilities or the Transactions contained in any press release or similar public disclosure prior to public release.

Each Initial Lender may, subject to your written prior consent (not to be unreasonably withheld, delayed or conditioned), at its expense, publicly announce as it may choose the capacities in which it or its affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing to you at your address set forth on page one hereof.

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8.	Representations and Warranties

You represent and warrant that (to the best of your knowledge, in the case of information regarding the Company or any of their respective subsidiaries prior to the Closing Date), (i) all written information (other than Projections and information of a general economic or industry nature), taken as a whole, that has been or will hereafter be made available to the Initial Lenders, any Lender or any potential Lender by or on behalf of you, the Company or any of your or their respective representatives in connection with the transactions contemplated hereby is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (ii) all written financial projections (the “Projections”), if any, that have been or will be prepared by or on behalf of you, the Company or any of your or their respective representatives and made available to the Initial Lenders, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Initial Lenders or any such Lender or potential Lender (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, Sponsor and the Company, and that no assurances can be given that such Projections will be realized). If, at any time from the date hereof until the execution and delivery of the Senior Facilities Documentation and, if reasonably requested by the Initial Lenders, for a reasonable period thereafter (not to exceed 60 days) necessary to complete a Successful Syndication (as defined in the Fee Letter), any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will use reasonable efforts to promptly supplement the information and the financial projections so that such representations and warranties will be correct in all material respects under those circumstances.

In issuing this Commitment Letter and in arranging the Senior Facilities including the syndication of the Senior Facilities, each Initial Lender will be entitled to use, and to rely on the accuracy of, the information (including the Projections) furnished to them by or on behalf of you, the Company or any of your or their respective representatives without responsibility for independent verification thereof.

9.	No Third Party Reliance; Sharing Information

The agreements of the Initial Lenders hereunder and of any Lender that issues a commitment to provide financing under the Senior Facilities are made solely for your benefit and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and the Initial Lenders and any of their respective affiliates through which the Initial Lenders may be acting in any capacity with respect to the Senior Facilities (each an “Initial Lender Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of any Initial Lender or any Initial Lender Transaction Affiliate and each expressly disclaims any fiduciary relationship.

In connection with all aspects of each transaction contemplated by this Commitment Letter and the Fee Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Initial Lenders, on the other hand, (ii) the Initial Lenders have not provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment

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Letter and the Fee Letter and you have consulted your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) (i) each of the Initial Lenders has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Initial Lender has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein.

You acknowledge that the Initial Lenders and their respective affiliates may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your interests. Consistent with each Initial Lender’s policy to hold in confidence the affairs of its clients, no Initial Lender will furnish confidential information obtained from you or your affiliates to any of its other clients. Furthermore, the Initial Lenders will not use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by any such Initial Lender or its affiliates from any other person.

10.	Assignments

You may not assign this Commitment Letter, the Fee Letter or the Initial Lenders’ commitments hereunder without the Initial Lenders’ prior written consent (other than, (i) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with (and subject to the consummation of), the Transactions on the Closing Date, in each case to one or more of the Company and/or any other domestic subsidiary of the Company, or (ii) by you to any wholly-owned U.S. domestic shell entity established in connection with the Transactions and controlled, directly or indirectly, by the Sponsor, that shall (directly or indirectly through one or more wholly-owned U.S. domestic subsidiaries) own the Company and the Borrower, with all obligations and liabilities of you hereunder and under the Fee Letter being assumed by such entity upon the effectiveness of such assignment), and any such attempted assignment without such consent shall be void. The Initial Lenders’ rights under this Commitment Letter in respect of the arrangement and syndication of the Senior Facilities may not be assigned except as set forth in Section 3 above, and any attempted assignment not in accordance with such provision shall be void.

The Commitment Letter and the Exhibits hereto and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Senior Facilities and set forth the entire understanding of the parties hereto with respect thereto and supersede all prior communications, written or oral, with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that each Initial Lender may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of Section 5 shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.

11.	Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

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12.	Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that notwithstanding the foregoing and the remaining provisions of the Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the applicable definition of “Material Adverse Effect” (or equivalent term as defined in the Acquisition Agreement) and the determination as to whether an applicable Material Adverse Effect has occurred, in each case, for purposes of the condition described in Exhibit C hereto relating to the occurrence of an applicable Material Adverse Effect, (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and claims or disputes arising out of such determination or any aspect of such determination, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (and, as to matters governing the procedures, validity and effect of the mergers and appraisal rights thereunder contemplated in the Acquisition Agreement, the General Corporation Law of the State of Delaware), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic communications shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3, 4, 5, 7, 8, 9, 12 and 13 and the last sentence of Section 6 shall survive the termination or expiration of the Initial Lenders’ commitments hereunder, except that Section 3 shall only survive if the Closing Date occurs.

The words “execution,” “signed,” “signature,” and words of similar import herein or the Fee Letter or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), and 31 C.F.R. § 1010.230 (as amended from time to time, the “Beneficial Ownership Regulation”) , we are required to obtain, verify and record information that identifies you and each Guarantor, which information includes names and addresses and other information that will allow us to identify you, and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation.

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13.	Waiver of Jury Trial

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) brought by or on behalf of any party arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to the Initial Lenders or its counsel (on behalf of the Initial Lenders) on or before 5:00 p.m. (New York City time) on November 23, 2020, the time at which the commitments of the Initial Lenders set forth above (if not so accepted prior thereto) will terminate.

[Signature Pages Follow]

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If you elect to deliver this Commitment Letter by fax, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIZENS BANK, N.A.

By:	/s/ David M. Henderson
Name: David M. Henderson
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE – COMMITMENT LETTER]

If you elect to deliver this Commitment Letter by fax, please arrange for the executed original to follow by next-day courier.

Very truly yours,

CITIZENS BANK, N.A.

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Sean Obranski
Name: Sean Obranski
Title: Managing Director

[SIGNATURE PAGE – COMMITMENT LETTER]

Accepted and agreed to as of the date first written above:

FR UTILITY SERVICES MERGER SUB, INC.

By:	/s/ Jeffrey K. Quake
Name: Jeffrey K. Quake
Title: President

Exhibit A

Project Harlan

Senior Secured Credit Facilities

Transaction Description1

The following transactions, including the Acquisition, are referred to herein as the “Transactions”.

(a) FRC Founders Corporation and/or its affiliates (the “Sponsor”) has formed FR Utility Services, Inc. (“Holdings”), and FR Utility Services Merger Sub, Inc., a Delaware corporation (“Borrower”) and a wholly-owned direct subsidiary of Holdings, which will, directly or indirectly, acquire (the “Acquisition”) certain Shares of the Company, as such terms are defined in, and as set forth in, that certain Agreement and Plan of Merger, dated as of November 23, 2020, by and between the Company, Borrower and each other party thereto (together with all exhibits and schedules thereto, the “Acquisition Agreement”).

(b) The Sponsor and other investors (including members of management of the Company) will directly or indirectly contribute to Borrower, an aggregate amount of cash and rollover equity (which, to the extent in respect of any equity of Holdings or Borrower other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers) that represents not less than 40.0% of the sum of (1) (x) the aggregate gross proceeds received from the loans borrowed under the Term Facility, excluding any gross proceeds received from any increase in the loans under the Term Facility to fund original issue discount or upfront fees required to be funded in connection with an exercise of the “flex” provisions of a fee letter to be executed in connection herewith (the “Fee Letter”), (2) the aggregate gross proceeds received from loans borrowed under the Revolving Facility, excluding any loans on the Closing Date to fund original issue discount or upfront fees required to be funded in connection with an exercise of the “flex” provisions of the Fee Letter or working capital needs, (3) the aggregate principal amount of any other indebtedness for borrowed money (including capital leases) incurred to fund any portion of (or assumed (or permitted to remain outstanding) in connection with) the Transactions and (4) the amount of such cash contribution and rollover equity (which rollover equity shall not exceed 30.0% of the Equity Contribution (as defined below)), in each case on the Closing Date (as defined below) (collectively, the “Equity Contribution”); provided that after giving effect to the Acquisition, the Sponsor shall control a majority of the outstanding voting equity interests of Borrower.

(c) Borrower will obtain $125.0 million in senior secured credit facilities, consisting of a (i) $25.0 million first lien senior secured revolving credit facility (the “Revolving Facility”) and (ii) $100.0 million in aggregate principal amount of first lien senior secured term loans (the “Term Facility” and together with the Revolving Facility, the “Senior Facilities”), in each case, having the terms set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Facilities Term Sheet”); and

(d) All existing third party indebtedness of the Company and the Acquired Companies (as defined in the Acquisition Agreement) (which shall exclude existing capital leases and letters of credit and any indebtedness of the Company and the Acquired Companies permitted to be incurred or remain outstanding under the Acquisition Agreement after the Closing Date and certain other limited indebtedness that the Lead Arrangers and the Borrower reasonably agree may remain outstanding after the Closing Date) will be repaid in full, and all commitments, security interests and guarantees in connection therewith will be terminated and released.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Exhibit A

The transactions described in clause (d) above are collectively referred to herein as the “Refinancing”. This Exhibit A, the Senior Facilities Term Sheet and the Additional Conditions Precedent attached hereto as Exhibit C are collectively referred to herein as the “Term Sheets”. “Closing Date” shall mean the date of the initial funding under the Senior Facilities and the consummation of the Acquisition.

Exhibit A-2

Exhibit B

Project Harlan

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions2

Sponsor:	FRC Founders Corporation and/or its affiliates (the “Sponsor”).

Holdings:	FR Utility Services, Inc., a company organized under the laws of Delaware (“Holdings”).

Borrower:	FR Utility Services Merger Sub, Inc., a company organized under the laws of Delaware and a wholly-owned direct subsidiary of Holdings (the “Borrower”).

Administrative Agent:	Citizens Bank, N.A. (“Citizens”) will act as sole and exclusive administrative agent and collateral agent for the Senior Facilities (in such capacity, the “Administrative Agent”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Citizens and SMBC will act as joint lead arrangers for the Senior Facilities (the “Lead Arrangers”) and as joint bookrunners, and will perform the duties customarily associated with such roles.

Syndication Agent:	SMBC

Lenders:	A syndicate of financial institutions arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

SeniorSecured Credit Facilities:

(A)  A senior secured first lien term loan facility (the “Term Facility”) in an aggregate principal amount of $100.0 million plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with an exercise of the “flex” provisions in the Fee Letter, which amounts shall be automatically added to the commitments under the Commitment Letter.

(B)  A senior secured first lien revolving credit facility in an aggregate principal amount of $25.0 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), the full amount of which will be available in the form of letters of credit.

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Exhibit B

Incremental Facilities:	The Senior Facilities Documentation will permit the Borrower to (a) add one or more incremental first lien term loan facilities (the “Incremental Term Facilities”) and (b) add one or more first lien revolving credit facilities and/or increase commitments under the Revolving Facility (any such revolving credit facility or increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”); provided that (i) the Incremental Facilities do not exceed in the aggregate the sum of (A) the greater of (1) $25.0 million and (2) 100% of EBITDA for the most recently ended four fiscal quarter period, which amount shall be shared across the Incremental Facilities (the “Incremental Starter Basket”), plus (B) all voluntary prepayments of Term Loans and permanent commitment reductions under the Revolving Facility prior to such date of incurrence, in each case, to the extent not funded with the proceeds of long-term indebtedness plus (C) additional amounts so long as the Consolidated First Lien Net Leverage Ratio (with financial definitions to be defined in a manner consistent with the Sponsor Precedent (as defined below) and, in any case, to be determined net of all unrestricted cash and cash equivalents; provided that Consolidated First Lien Net Debt shall include all Consolidated Net Debt of Holdings and its restricted subsidiaries that is secured by a first priority lien (including capital leases), but assuming that (i) all commitments under any such Incremental Revolving Facility are fully drawn and (ii) all such additional amounts were secured on a first lien basis, whether or not so secured, and excluding the cash proceeds of any borrowing under any such Incremental Facilities) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis after giving effect to such Incremental Facility, does not exceed (x) 4.00:1.00 or (y) if the proceeds are used to finance permitted acquisitions, the higher of (I) 4.25:1.00 and (II) the Consolidated First Lien Net Leverage Ratio immediately prior to the incurrence thereof (the “Incurrence Basket”), (ii) no Lender will be required to participate in any such Incremental Facility, (iii) the Incremental Term Facilities and the Incremental Revolving Facilities will rank pari passu in right of payment and security with the Senior Facilities, (iv) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the Term Facility and any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the

Exhibit B-2

Exhibit B

Revolving Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the Term Facility, (vi) subject to clauses (iv) and (v) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder and no Incremental Revolving Facility shall have amortization, (vii) no event of default shall have occurred and be continuing or would result therefrom (or, if the proceeds of the Incremental Facility at issue will be used to effect a Limited Condition Acquisition, no bankruptcy or payment event of default shall have occurred and be continuing or would result therefrom), (viii) with respect to any Incremental Term Facilities incurred prior to the date that is 18 months after the Closing Date (the “MFN Sunset”), in the event that the effective interest rate (including any original issue discount, any upfront fees and any floors, but excluding any arrangement, structuring or other similar fees not paid to lenders generally) (“Yield”) for such Incremental Facility is more than 0.50% per annum greater than the applicable Yield under the Senior Facility to which it relates, the applicable Yield under such Senior Facility shall be increased to the extent necessary so that the applicable Yield under such Senior Facility is equal to the Yield for such Incremental Facility minus 0.50% per annum (this clause (viii), the “MFN Protection”), (ix) the representations and warranties in the applicable Senior Facilities Documentation shall be true and correct in all material respects on and as of the date of the incurrence of such Incremental Facility, or, to the extent any Incremental Facility is being used to finance a Limited Condition Acquisition, subject to only the accuracy in all material respects of representations and warranties that would constitute Specified Representations, (x) no Incremental Facility (A) shall be guaranteed by any person other than the Guarantors and (B) if secured, shall be secured by any assets not constituting Collateral, (xi) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are delivered to the Administrative Agent, the Borrower shall be in compliance with the Financial Covenant on a pro forma basis after giving effect to such Incremental Facility (assuming that all commitments under any such Incremental Facility in the nature of a revolving credit facility are fully drawn, and excluding the cash proceeds of any borrowing under any such Incremental Facility except to the extent such proceeds are used to repay indebtedness), and (xii) except as otherwise required or permitted in clauses (i) through (viii) above, all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Facility or Revolving Facility, as the case may be, shall be reasonably satisfactory to the Administrative Agent;

Exhibit B-3

Exhibit B

provided that mandatory prepayments shall not be permitted to be applied to any Incremental Facility on a greater than pro rata basis relative to the existing Senior Facilities. With respect to each Incremental Facility, the Borrower may elect to use the Incurrence Basket prior to the Incremental Starter Basket or any combination thereof, and any portion of any Incremental Facility incurred in reliance on the Incremental Starter Basket shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incurrence Basket if the Borrower meet the applicable ratio for the Incurrence Basket at such time on a pro forma basis. If any applicable ratio for the Incurrence Basket would be satisfied on a pro forma basis in any subsequent fiscal quarter after the initial incurrence of such Incremental Facility, such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrower.

The Senior Facilities Documentation shall be amended to give effect to any Incremental Facility by documentation executed by the Lender or Lenders making the commitments thereunder, the Administrative Agent and the Borrower, and without the consent of any other Lender.

In the case of the incurrence of any indebtedness or liens, including Incremental Facilities or indebtedness under the Unsecured Debt Incurrence Basket (as defined below), First Lien Debt Incurrence Basket (as defined below) or the Junior Debt Incurrence Basket (as defined below) or the making of any investments in connection with a permitted acquisition (a “Limited Condition Acquisition”), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date; provided, that if the Borrower has made such an election, in connection with determining whether the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary in connection with such Limited Condition Acquisition is permitted on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date on which the definitive agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection

Exhibit B-4

Exhibit B

therewith (including any incurrence of indebtedness) have been consummated as if they occurred at the beginning of the applicable test period. For the avoidance of doubt, if any of such ratios are exceeded as a result of fluctuations in such ratio including due to fluctuations in EBITDA of the Borrower or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided, that if such ratios improve as a result of such fluctuations, such improved ratios may be utilized.

Refinancing Facilities:	The Senior Facilities Documentation will permit the Borrower to refinance loans under the Term Facility or commitments under the Revolving Facility from time to time, in whole or in part, with one or more new term facilities (each, a “Refinancing Term Facility”) and to refinance commitments under the Revolving Facility with new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Facilities Documentation with the consent of the Borrower, the Administrative Agent and the lenders providing such Refinancing Term Facility or Refinancing Revolving Facility or in the case of debt refinancing a Term Facility, with one or more additional series of senior unsecured or senior subordinated notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the applicable Senior Facility being refinanced or junior lien secured notes or loans that will be secured on a junior basis to such Senior Facility (provided that any Refinancing Facility secured on a junior lien basis to the Senior Facilities shall be secured on a junior basis to the Term Facility) (any such notes or loans, “Refinancing Notes” and, together with the Refinancing Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the applicable Term Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions) prior to the maturity date of the revolving commitments being refinanced, (iii) the amount of Refinancing Debt will be in an amount not in excess of the amount of loans and commitments refinanced plus fees, expenses, premiums and accrued and unpaid interest payable in connection therewith, (iv) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, fees, rate

Exhibit B-5

Exhibit B

floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are not materially more favorable to the lenders providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the applicable Term Facility or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the applicable Term Facility and revolving credit commitments existing at the time of such refinancing), (v) any secured Refinancing Debt shall be subject to the an intercreditor agreement on terms reasonably acceptable to the Administrative Agent and shall not be secured by any assets not constituting Collateral, (vi) if any Refinancing Debt is guaranteed, it shall not be guaranteed by any person other than the Guarantors and (vii) the proceeds of such Refinancing Facilities shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, pro rata commitment reductions) under the applicable Senior Facility being so refinanced; provided further that (x) in no event shall Refinancing Term Facilities be permitted to be voluntarily or mandatorily prepaid prior to the repayment in full of all applicable Term Loans, unless accompanied by a ratable prepayment of applicable Term Loans and (y) any Refinancing Revolving Facility will be subject to no greater than pro rata borrowing, letter of credit participation and prepayment and commitment reduction provisions with the Revolving Facility and any other revolving facility under the Senior Facility.

Purposeand Availability:

(A)  The full amount of the Term Facility must be drawn on the Closing Date and applied to consummate the Acquisition and the other Transactions (including to pay transaction costs and expenses in connection therewith) as set forth in the Transaction Description. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(C)  The proceeds of loans under the Revolving Facility will be used by the Borrower for general corporate purposes. Loans under the Revolving Facility will be available on and after the Closing Date (including to fund working capital expenses on the Closing Date) at any time before the final maturity of the Revolving Facility, in minimum principal amounts to be agreed; provided that borrowings under the Revolving Facility on the Closing Date shall be limited to (x) fees and expenses ) in an aggregate amount not to exceed $5.0 million, plus (y) any amount necessary to fund working capital needs on the Closing Date and original issue discount or upfront fees resulting from the exercise of “flex” provisions under the Fee Letter. Amounts repaid under the Revolving Facility may be reborrowed.

Exhibit B-6

Exhibit B

The entire Revolving Facility shall be available for the issuance of letters of credit (the “Letters of Credit”). Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including, to the extent practicable, by “grandfathering” such existing letters of credit in the Revolving Facility) or for other general corporate purposes.

A portion of the Revolving Facility not in excess of an amount to be agreed upon shall be available for swingline loans (the “Swingline Loans”) from one or more Lenders to be agreed upon (in such capacity, the “Swingline Lender”) on same-day notice. Except for purposes of calculating the commitment fee, any such Swingline Loans will reduce availability under the Revolving Facility on a dollar-for- dollar basis. Each Lender under the Revolving Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swingline Loan.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Any principal or interest payable under or in respect of the Senior Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum.

Letters of Credit:	Letters of Credit will be issued by each of Citizens and one or more other Lenders under the Revolving Facility to be agreed (each such Lender, in such capacity, a “Issuing Bank”). Each Revolving Facility Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any Revolving Facility Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above). Revolving Facility Letter of Credit outstandings will reduce the availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any Revolving Facility Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Loans under the Revolving Facility), within one business day. To the extent that the Borrower does not so reimburse the Issuing Bank within one business day, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank on a pro rata basis.

Exhibit B-7

Exhibit B

FinalMaturity and	(A) Term Facility

Amortization:	The Term Facility will mature on the date that is six years after the Closing Date.

The Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Facility, with the balance payable on the final maturity date.

The Senior Facilities Documentation shall provide the right for individual Lenders under any Term Facility (each such Lender, a “Term Lender”) to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrower and without the consent of any other Lender pursuant to procedures consistent with Sponsor Precedent (it being understood that each Term Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender under such tranche).

(B) Revolving Facility

The Revolving Facility will mature on the date that is five years after the Closing Date; provided that the Senior Facilities Documentation shall provide the right for individual Lenders under the Revolving Facility (each such Lender, a “Revolving Lender”) to agree to extend the maturity date of their revolving commitments upon the request of the Borrower and without the consent of any other Lender pursuant to procedures consistent with Sponsor Precedent (it being understood that each Revolving Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender under such tranche).

Guarantees:	Subject to the Certain Funds Provision, Holdings and each Borrower’s existing and subsequently acquired or organized direct and indirect wholly-owned subsidiaries organized under the laws of the United States (other than any unrestricted subsidiaries, captive insurance companies and not-for-profit subsidiaries) (together with Holdings, the “Guarantors”) shall unconditionally guarantee, on a joint

Exhibit B-8

Exhibit B

and several basis (the “Guarantees”), all obligations of the Borrower (the “Borrower Obligations”) under the Senior Facilities and under any interest rate protection or other hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”), it being understood that for each Guarantor that has total assets exceeding $10,000,000 or such other amount so that such Guarantor is an “eligible contract participant” as defined in the Commodity Exchange Act at the time a Swap is incurred, a “cross-guarantee” covenant pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act shall apply, (x) entered into with a Lender or an agent under the Senior Facilities or any affiliate of a Lender or an agent under the Senior Facilities at the time of the entering into of such arrangements or (y) in effect on the Closing Date with a person that on the Closing Date becomes a Lender or an agent under the Senior Facilities or is an affiliate thereof (“Hedging Obligations”) and under any cash management arrangements (x) entered into with a Lender or an agent under the Senior Facilities or any affiliate of a Lender or an agent under the Senior Facilities, at the time of the entering into of such arrangements or (y) in effect on the Closing Date with a person that on the Closing Date becomes a Lender or an agent under the Senior Facilities or is an affiliate thereof (“Cash Management Obligations”), in each case to the extent otherwise permitted by applicable law, regulation and, to the extent existing on the Closing Date (or applicable acquisition date), contractual provisions (in each case not in contemplation thereof) and to the extent such guarantee would not result in adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent.

Collateral:	The Borrower Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations, will be secured on a first priority basis by substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all of the capital stock of the Borrower, (b) a perfected pledge of all the capital stock directly held by the Borrower or any Guarantor in any material wholly-owned restricted subsidiary (which pledge, in the case of the voting capital stock of any foreign subsidiary or any FSHCO, shall be limited to 65% of the voting stock of such foreign subsidiary or such FSHCO, as the case may be) and (c) perfected security interests (subject to permitted liens to be agreed) in, and mortgages on, substantially all other tangible and intangible assets of the Borrower and each Guarantor.

Exhibit B-9

Exhibit B

Notwithstanding anything to the contrary, the Collateral shall not include (a) those assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain exceptions to be agreed upon) and (b) those assets over which the granting of security interests in such assets would be prohibited by contract (to the extent existing on the Closing Date or upon the acquisition of a subsidiary, and in each case, not in contemplation thereof), applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), or to the extent that such security interests or the granting thereof would result in adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent. The Borrower and its subsidiaries will not be required (x) to enter into leasehold mortgages and mortgages in respect of immaterial fee owned real property, (y) to enter into control agreements or (z) to take any action with respect to the perfection of security interests in motor vehicles or other assets subject to certificates of title.

All such security interests will be created on terms, and pursuant to, documentation consistent with Sponsor Precedent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages (except permitted liens, including liens disclosed in the Acquisition Agreement and the schedules thereto that explicitly state that such liens will remain in place after consummation of the Acquisition), and subject to exceptions consistent with the Sponsor Precedent and as otherwise agreed upon. The requirements with respect to Collateral shall be subject to the Certain Funds Provision.

Exhibit B-10

Exhibit B

Notwithstanding anything to the contrary in the foregoing, no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests in such assets, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Mandatory Prepayments:	Revolving Facility: None, subject to customary prepayment requirements if the aggregate amount of borrowings (including Swingline Loans), outstanding Letters of Credit and unreimbursed obligations in respect of drawn Letters of Credit under the Revolving Facility exceed the commitments thereunder.

Term Facility: Subject to the third paragraph under “Application of Prepayments” below, Term Loans shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner consistent with the Sponsor Precedent) for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date) with step-downs to 25% upon achievement of a Consolidated First Lien Net Leverage Ratio equal to or less than 3.50:1.00 and 0% upon achievement of a Consolidated First Lien Net Leverage Ratio equal to or less than 3.00:1.00; provided that any voluntary prepayments of the loans under the Term Facility and the loans under the Revolving Facility (to the extent accompanied by a permanent reduction of the corresponding commitment), other than prepayments funded with the proceeds of incurrences of indebtedness, made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis; (b) 100% of the net cash proceeds above an amount to be agreed upon of all non- ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds in excess of an amount to be agreed), subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, reinvested within 180 days thereafter, and subject to certain exceptions to be agreed and (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt other than Refinancing Debt).

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Senior Facilities commitments and prepayments of borrowings will be permitted at any time (subject to customary notice requirements), in minimum principal amounts to be agreed,

Exhibit B-11

Exhibit B

without premium or penalty (except as set forth below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period; provided that if, prior to the date that is twelve months after the Closing Date, (x) there shall occur any amendment, amendment and restatement or other modification of the definitive documentation for the Term Facility that has the effect of reducing the Yield then in effect for the loans thereunder, (y) all or any portion of the Term Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of debt obligations, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new indebtedness that has a Yield lower than the Yield in effect for the loans so prepaid or (z) a Lender must assign its loans under the applicable Term Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of such Term Facility that would have the effect of reducing the Yield then in effect for the loans under such Term Facility (any of clause (x), (y) or (z), a “Repricing Transaction”), then in each case the aggregate principal amount so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control) will be subject to a 1.00% prepayment premium.

Application of Prepayments:	All voluntary prepayments of the relevant Term Loans will be applied to the installments thereof as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Within the Term Facility, mandatory prepayments shall be applied to the scheduled installments of principal of the Term Facility in direct order of maturity. Prepayments as described under clauses (a), (b), (c) and (d) in “Mandatory Prepayments— Term Facility” above shall be applied to the Term Facility.

The Senior Facilities Documentation will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment described in clauses (a) and (b) in “Mandatory Prepayments—Term Facility” above, or, to the extent such prepayment is not required, retained by the Borrower.

Exhibit B-12

Exhibit B

Senior Facilities Documentation:	For the purposes hereof and throughout these term sheets, each reference to “Sponsor Precedent” shall mean that certain Credit Agreement dated as of December 20, 2019 (as amended by that certain First Amendment to Credit Agreement dated as of January 17, 2020 and that certain Second Amendment to Credit Agreement dated as of October 13, 2020) among LGC US Parent, LLC, LGC US Finco, LLC, the guarantors party thereto, Citizens Bank, N.A., as administrative agent under such credit agreement and the other parties thereto and the related security, collateral and guarantee agreements and related closing documentation executed and/or delivered in connection therewith, in each case without giving effect to any amendments thereto, subject to modifications mutually agreeable to the Administrative Agent and the Sponsor and as modified to give due regard to the capital structure, size, industry, industry practices and projections of the Borrower and its restricted subsidiaries. The definitive facilities documentation for the Senior Facilities (the “Senior Facilities Documentation”) shall be based on the Sponsor Precedent. The Senior Facilities Documentation shall be consistent with this Commitment Letter (including the Certain Funds Provision) and contain only those payments, conditions to borrowing, mandatory prepayment, representations, warranties, covenants and events of default expressly set forth in this Exhibit B (subject to the “market flex” provisions of the Fee Letter), in each case, applicable to the Borrower and its restricted subsidiaries (and, to the extent specified in this Exhibit B, Holdings) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with Sponsor Precedent (except as otherwise set forth herein) as applied to transactions of this kind with leveraged affiliates of the Sponsor and will give effect to operations and agency requirements of the Administrative Agent.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and with respect to certain customary representations and warranties, Holdings), consistent with the Sponsor Precedent (including as to materiality thresholds):

1. Corporate existence, power and authority, good standing and due authorization.

2. Execution, delivery and performance of the Senior Facilities Documentation do not violate applicable law, organizational documents or other material agreements.

3. Possession of all material consents, approvals, licenses and permits.

4. Absence of material litigation.

Exhibit B-13

Exhibit B

5. No material adverse effect after the Closing Date since the most recently audited financials provided by the Company under the Acquisition Agreement.

6. Accuracy of financial statements and other information and disclosure.

7. Material compliance with laws and regulations, including environmental laws, federal margin regulations, PATRIOT ACT, FCPA, OFAC and laws applicable to money-laundering and sanctioned persons.

8. Due execution and delivery, legality, validity, binding effect and enforceability of the Senior Facilities Documentation.

9. Inapplicability of the Investment Company Act.

10. Title or other rights to property (including intellectual property) and ownership of equity interests in its subsidiaries.

11. Solvency of the Borrower and its restricted subsidiaries (on a consolidated basis) on the Closing Date.

12. Payment of taxes.

13. Creation, validity, priority and perfection of security interests in Collateral (subject to permitted liens and the Certain Funds Provision).

14. Use of proceeds.

15. ERISA.

16. Labor matters.

17. Insurance matters.

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings under the Senior Facilities on the Closing Date will be subject only to the conditions set forth on Exhibit C and the conditions set forth below under “Conditions Precedent to All Borrowings After the Closing Date”.

Exhibit B-14

Exhibit B

Conditions Precedent to All Borrowings After the Closing Date:	Delivery of a customary borrowing notice; accuracy of representations and warranties in all material respects (subject (x) in the case of the Borrower, to the Certain Funds Provision and (y) in the case of borrowings under an Incremental Facility, the proceeds of which will be used to effect a Limited Condition Acquisition, subject to only the accuracy in all material respects of representations and warranties that would constitute Specified Representations); and, except as set forth under “Incremental Facilities” above, absence of defaults.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, solely in the case of numbers 1 and 14 below, Holdings) and consistent with Sponsor Precedent (including as to materiality thresholds):

1. Preservation of corporate existence.

2. Material compliance with laws (including environmental laws and ERISA).

3. Payment of taxes.

4. Payment and/or performance of obligations.

5.  Delivery of financial information, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements (in each case, to be accompanied by written commentary on financial performance in the form customarily prepared by the Borrower (or otherwise as provided to their equity holders), and with annual financial statements accompanied by an opinion of an independent accounting firm (which opinion shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any indebtedness, (y) any prospective breach of any financial covenant and (z) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary))), annual budget reports in the form customarily prepared by the Borrower (or otherwise as provided to their equity holders), (with delivery time periods to be consistent with the delivery requirements for the audited annual financial statements); provided that (x) the delivery of audited annual financial statements will be due 90 days after the end of the relevant fiscal year and (y) the delivery of unaudited quarterly financial statements will be due 45 days after the end of the relevant fiscal quarter (except that the first annual audited financial statements

Exhibit B-15

Exhibit B

following the Closing Date need not be provided until 120 days after the end of such fiscal year, and the first unaudited quarterly financial statement following the Closing Date need not be provided until 60 days after the end of such fiscal quarter).

6.  Other customary reporting requirements (including information reasonably requested by Lenders through the Administrative Agent) and notices of default, material adverse change, ERISA and litigation.

7. Visitation and inspection rights.

8. Maintenance of books and records.

9. Maintenance of properties.

10. Maintenance of insurance.

11. Compliance with PATRIOT Act, OFAC and FCPA.

12. Changes in fiscal year.
13. Further assurances.
14. Passive holding company status of Holdings.

15. Use of proceeds.

16. Quarterly conference calls with Lenders.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries) and consistent with Sponsor Precedent (including as to materiality thresholds, exceptions, qualifications and, as appropriate, baskets):

1. Limitation on liens.

2. Limitations on debt and disqualified stock.

3.  Limitations on dividends, redemptions and repurchases with respect to capital stock and other restricted payments (subject to customary carve-outs for tax distributions), including repayments, redemptions, repurchases or prepayments of junior lien, unsecured and subordinated debt and investments in unrestricted subsidiaries (other than, so long as there is no default or event of default continuing, and no default or event of default would result therefrom, dividends and payments (a) with

Exhibit B-16

Exhibit B

the proceeds of qualified equity issuances or contributions (other than Specified Equity Contributions), (b) if, after giving effect thereto, the Borrower would be in pro forma compliance with a Consolidated Total Net Leverage Ratio of not greater than 4.00:1.00, in an amount equal to the sum of (i) $10.0 (the “Available Amount Starter Basket”) plus (ii) cumulative retained Excess Cash Flow not required to be used to prepay the Term Facility and not otherwise applied, in each case on a pro forma basis), and (c) in additional amounts, subject to pro forma compliance with a Consolidated Total Net Leverage Ratio of not greater than 3.00:1.00; provided, (x) there shall be no general basket for restricted payments and (y) restricted payments for repurchases or redemptions of equity shall be allowed up to $5.0 million per year with a one-year carry-forward of unused amounts and on the other terms therefor set forth in the Sponsor Precedent.

4.  Limitations on loans, guarantees and investments (but permitting, so long as no event of default is continuing or would result therefrom, acquisitions and investments with the proceeds of (x) qualified equity issuances (other than Specified Equity Contributions) and (y) cumulative retained excess cash flow not required to be used to prepay the Term Facility and not otherwise applied).

5. Limitations on mergers, consolidations, divisions, acquisitions, asset dispositions and sale/leaseback transactions.

6. Limitations on transactions with affiliates.

7. Limitations on changes in business.

8. Limitations on restrictions on liens and on distributions from subsidiaries.

9. Prohibition on speculative hedging.

10. Limitations on designation of restricted and unrestricted subsidiaries.

11. Limitations on modifying charter documents and documents relating to junior and subordinated debt in a manner materially adverse to the interests of the Lenders.

Exhibit B-17

Exhibit B

The Senior Facilities Documentation will permit the Borrower to make acquisitions and to assume indebtedness (provided that such indebtedness could be incurred under the succeeding paragraph) in connection with such acquisitions, as long as (a) there is no default or event of default continuing or would result therefrom, (b) the acquired company is in a similar or related line of business as the Borrower and its subsidiaries, (c) subject to the limitation set forth under “Guarantors” above, the acquired company and its subsidiaries will become Guarantors and (d) the acquired company and its subsidiaries will pledge their capital stock, properties and assets to the extent required by the provisions set forth under “Collateral” above. Acquisitions of entities that do not become Guarantors will be limited to an aggregate amount to be agreed upon.

So long as no event of default has occurred and is then continuing or would result therefrom, the Borrower and any restricted subsidiary will be permitted to (a) incur indebtedness subject to compliance on a pro forma basis with (i) if such indebtedness is unsecured, a Consolidated Total Net Leverage Ratio of not greater than 4.75:1.00 (the “Unsecured Debt Incurrence Basket”), (ii) if such indebtedness is secured on a pari passu basis with the Senior Facilities, a Consolidated First Lien Net Leverage Ratio (to be determined net of all unrestricted cash and cash equivalents, but to exclude the cash proceeds from the indebtedness being incurred) of (x) 4.00:1.00 or (y) if the proceeds are used to finance permitted acquisitions, the higher of (I) 4.25:1.00 and (II) the Consolidated First Lien Net Leverage Ratio immediately prior to the incurrence thereof (the “First Lien Debt Incurrence Basket ” and (iii) if such indebtedness is secured on a junior basis to the Senior Facilities, a Consolidated Secured Net Leverage Ratio (to be determined net of all unrestricted cash and cash equivalents but to exclude the cash proceeds from the indebtedness being incurred) of (x) 4.25:1.00 or (y) if the proceeds are used to finance permitted acquisitions, the higher of (I) 4.50:1.00 and (II) the Consolidated Secured Net Leverage Ratio immediately prior to the incurrence thereof (the “Junior Debt Incurrence Basket”); provided that with respect to any indebtedness incurred pursuant to clause (i), (ii) or (iii) above, such indebtedness shall (A) have a maturity at least (and in the case of unsecured debt, no scheduled payment, redemption or sinking fund payments prior to) 91 days after the latest date of maturity of the applicable Senior Facility, (B) any such indebtedness shall have a weighted average life no shorter than the applicable Senior Facility and (C) have terms and conditions (other than pricing, rate floors, discounts, fees, and optional redemption provisions) that are not materially less favorable

Exhibit B-18

Exhibit B

(when taken as a whole) to the Borrower than the terms and conditions of the applicable Senior Facilities Documentation (when taken as a whole); provided, further, that (A) any such debt incurred pursuant to this sentence by a restricted subsidiary that is not a Guarantor shall be capped at an amount to be agreed and (B) (i) any indebtedness incurred pursuant to clause (ii) above that is in the form of term loans secured on a pari passu basis with the Senior Facilities will be subject to the MFN Protection; and (b) make unlimited non-ordinary course asset sales subject to fair market value, the consideration for such sales being at least 75% cash consideration and compliance, if required, with the mandatory prepayment provisions.

Financial Covenant:	Limited to the following financial maintenance covenant (the “Financial Covenant”): a maximum Consolidated Total Net Leverage Ratio of 6.25:1.00 (to be set at no less than a 35.0% cushion to the Sponsor Model (as defined below) and appropriately adjusted upwards to reflect the exercise of any original issue discount or upfront fee “flex” that increases debt), but in any event not to commence until the end of the first full fiscal quarter after the Closing Date and, in addition to netting of unrestricted cash consistent with the Sponsor Precedent. EBITDA will be defined in a manner consistent with Sponsor Precedent and otherwise to be mutually agreed, but in any event the definition of EBITDA for all purposes of the Senior Facilities Documentation will include adjustments and add-backs reflected in the Sponsor’s model delivered to the Lead Arrangers on October 23, 2020 (the “Sponsor Model”) as well as adjustments and add-backs (x) consistent with Sponsor Precedent and (y) others as may be agreed.

Any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to Holdings and contributed to the Borrower after the first day of a fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter (the “Cured Quarter”) and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro

Exhibit B-19

Exhibit B

forma compliance with the Financial Covenant, (c) no pro forma effect shall be given to any reduction in debt resulting therefrom in the Cured Quarter (directly from prepayment or indirectly as a result of netting), (d) all Specified Equity Contributions shall be disregarded for all purposes under the Senior Facilities Documentation other than for determining compliance with the Financial Covenant (other than any determination of pro forma compliance with the Financial Covenant for purposes of any other covenants), and in no event shall any Specified Equity Contribution be additive to any basket or available amount, and (e) there shall be no more than five Specified Equity Contributions during the life of the Senior Facilities.

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to limitations substantially consistent with the Sponsor Precedent); provided, after giving effect to such designation or re-designation, (x) there would be no default or event of default, and (y) the Borrower will be in pro forma compliance with the Financial Covenant. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Senior Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Senior Facilities Documentation.

Events of Default:	Limited to the following and consistent with Sponsor Precedent, including with respect to materiality thresholds and grace periods:

1. Failure to pay principal, interest, fees or any other amount when due.

2. Representations and warranties materially incorrect when given.

3. Failure to comply with covenants (with notice and cure periods as applicable).

4. Cross-default and cross-acceleration to debt of the Borrower and its material subsidiaries, in each case, aggregating an amount to be agreed.

Exhibit B-20

Exhibit B

5. Unsatisfied judgment or order in excess of an amount to be agreed individually or in the aggregate.

6. Bankruptcy or insolvency.

7. ERISA events.

8. Change of control.

9.  Actual or asserted (in writing) invalidity of any material portion of the Collateral or any collateral document or other Senior Facilities Documentation (in the case of the applicable Senior Facility) or the Guarantees.

Voting:	Amendments and waivers of the Senior Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the Senior Facilities (the “Required Lenders”), except, in each case, that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) increases in commitments, (b) reductions of principal, interest or fees (including prepayment premiums), (c) extensions of scheduled amortization or final maturity, (d) releases of all or substantially all of the Collateral (other than in connection with any permitted sale or financing of collateral) or all or substantially all of the Guarantees, , and (e) changes to the amendment or waiver provisions of the Senior Facilities Documentation or the definitions of Required Lenders. The Senior Facilities Documentation will contain customary requirements for matters affecting the Administrative Agent and the Issuing Banks.

Notwithstanding the foregoing, amendments and waivers of the Senior Facilities Documentation that affect solely the Lenders under any Senior Facility (including waiver or modification of conditions to extensions of credit under the Revolving Facility, the availability and conditions to funding of any Incremental Facility (but not the conditions for implementing any Incremental Facility as noted above), pricing and other modifications), will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Senior Facility and no other consents or approvals shall be required. The Senior Facilities Documentation will permit amendments thereof without the approval or consent of the

Exhibit B-21

Exhibit B

Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans. The Senior Facilities Documentation will contain customary provisions regarding defaulting lenders and “yank-a-bank” provisions relating to non-consenting Lenders consistent with Sponsor Precedent.

Yield Protection, Taxes and Other Deductions, etc.:	The Senior Facilities Documentation will contain yield protection provisions substantially consistent with the Sponsor Precedent, protecting the Lenders and Issuing Banks in the event of unavailability of funding, funding losses, reserve and capital adequacy and liquidity requirements (including with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III Accord, but only to the extent that the applicable Lender(s) and/or Issuing Banks imposes the same charges on other similarly situated borrowers under comparable credit facilities). The Senior Facilities Documentation will also contain provisions regarding the PATRIOT Act consistent with Sponsor Precedent.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions (subject to customary exceptions, including FATCA).

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the Term Facility with the consent of the Borrower (not to be unreasonably withheld or delayed) and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Banks (in each case, not to be unreasonably withheld, conditioned or delayed), provided that (i) no consent of the Borrower shall be required (A) in the case of the Term Facility only, if such assignment is made to another Lender or an affiliate or approved fund of a Lender, (B) in the case of the Revolving Facility only, if such assignment is made to another Lender that is a Lender under the Revolving Facility, or (C) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 with respect to the Term Facility and $5,000,000 with respect to the Revolving Facility or, in each case, if less, all of such Lender’s remaining loans and commitments of the applicable class.

Exhibit B-22

Exhibit B

The Lenders will be permitted to sell participations in loans and commitments without consent being required, subject to customary limitations on participants’ voting rights.

The Senior Facilities Documentation shall provide that the Term Loans may be purchased by and assigned to the Sponsor or any Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (x) Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any vote of the Required Lenders, including in connection with any plan of reorganization, (y) Term Loans owned or held by the Sponsor and any Non- Debt Fund Affiliates shall not, in the aggregate, exceed 25% of the Term Facility (including any Incremental Term Facility), and (z) the Sponsor and any Non-Debt Fund Affiliates shall not be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information.

In addition, the Senior Facilities Documentation shall provide that the Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures; provided that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

As used herein:

“Non-Debt Fund Affiliate ” means any affiliate of Holdings other than (i) Holdings or any subsidiary of Holdings, (ii) any Debt Fund Affiliates and (iii) any natural person.

“Debt Fund Affiliates ” means (i) Energy Credit Partners (or any successor thereto), (ii) any fund managed by, or under common management with, Energy Credit Partners (or any successor thereto) and (iii) any other affiliate of Holdings that is a bona fide diversified debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

Exhibit B-23

Exhibit B

In addition, the Senior Facilities Documentation shall provide that so long as no default or event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non- pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its subsidiaries and (ii) no proceeds from the Revolving Facility may be used to finance such purchases.

Expenses and Indemnification:	Customary provisions regarding expense reimbursement and indemnification consistent with Sponsor Precedent.

EU/UK Bail-In Provisions:	The Senior Facilities Documentation shall contain customary EU/UK “bail-in” provisions.

LIBOR Replacement:	The Senior Facilities Documentation shall contain the ARRC “hardwired” Benchmark Replacement” provisions.

Governing Law and Forum:	New York.

Counsel to the Lead Arrangers:	Winston & Strawn LLP

Exhibit B-24

Exhibit B

Interest Rates:	The interest rates under the Senior Facilities will be as follows:

Revolving Facility

At the option of the Borrower, initially, (x) Adjusted LIBOR plus 5.50% or (y) ABR plus 4.50%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Revolving Facility shall be subject to one 25 basis point reduction on a pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio set forth in the applicable officer’s certificate and shall be as agreed upon between the Borrower and the Administrative Agent.

Term Facility

At the option of the Borrower, initially, (x) Adjusted LIBOR plus 5.50% or (y) ABR plus 4.50%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, interest rates under the Term Facility shall be subject to one 25 basis point reduction on a pricing grid to be determined based upon the Consolidated First Lien Net Leverage Ratio set forth in the applicable officer’s certificate and shall be as agreed upon between the Borrower and the Administrative Agent (the “Term Facility Step-Down”).

All Senior Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears, and in each case on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00%, and one-month Adjusted LIBOR plus 1.00%, subject to a floor of 2.00% for the Term Facility only.

Exhibit B-25

Exhibit B

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for customary Eurodollar reserve requirements, if any, and shall be subject to a floor of 1.00% for the Term Facility only; provided that Adjusted LIBOR with respect to the Revolving Facility shall not be less than 0%.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125%, per annum, of the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year and from and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, subject to one step-down to 0.375% at a Consolidated First Lien Net Leverage Ratio level of 3.25:1.00.

Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Exhibit B-26

Exhibit C

Project Harlan

Senior Secured Credit Facilities

Additional Conditions Precedent3

The initial borrowing under each of the Senior Facilities shall be subject to the following additional conditions precedent, which shall be subject to the Certain Funds Provision in all respects and to the last paragraph of this Exhibit C:

1. The terms of the Acquisition Agreement (including all schedules and exhibits thereto) shall be reasonably satisfactory to the Lead Arrangers (it being agreed that the Acquisition Agreement (including all schedules and exhibits thereto) is reasonably satisfactory to the Lead Arrangers). The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the advances under any of the Senior Facilities in accordance with the Acquisition Agreement and all other related documentation (without amendment, modification or waiver thereof or consent thereunder which is materially adverse to the Lenders without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (a) any amendment, modification or waiver to the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (b) any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders; provided that any reduction shall be allocated to ratably reduce the Equity Contribution and the Term Facility (on a pro rata basis between them) in proportion to the actual percentages that the amount of the Equity Contribution and the Term Facility bear to pro forma total capitalization of the Borrower and its subsidiaries after giving effect to the Transactions). Except as otherwise set forth on the Schedules to the Acquisition Agreement, since Audited Balance Sheet Date (as defined in the Acquisition Agreement), there has not been any Effect (as defined in the Acquisition Agreement) that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement).

2. The Equity Contribution described in the Transaction Description shall have been consummated, or on the Closing Date substantially concurrently with the initial borrowings under the Term Facility shall be consummated, in at least the amount specified therein. To the extent not comprised of common equity, the terms and conditions of the Equity Contribution shall be reasonably satisfactory to the Lead Arrangers. The Refinancing shall have been consummated or, substantially concurrently with the initial borrowings under the Term Facility, shall be consummated.

3. The Administrative Agent shall have received the Audited Financial Statements and the Unaudited Financial Statements (as each such term is defined in the Acquisition Agreement).

4. The Administrative Agent shall have received a pro forma consolidated balance sheet and income statement of the Borrower as of the last day of the most recently completed four-fiscal-quarter period ended at least 45 days before the Closing Date, or if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date (provided that delivery of the Sponsor Model (as updated for financials required to be delivered pursuant to paragraph 3 above) shall be deemed to satisfy delivery of such income statement), substantially in the form of the Sponsor Model previously delivered to the Administrative Agent and prepared after giving effect to the Transactions and such other adjustments as shall be agreed between the Borrower and the Administrative Agent as if such transactions or adjustments had occurred as of such date, in the case of such balance sheet, or at the beginning of such four-fiscal-quarter period, in the case of an updated Sponsor Model.

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Exhibit C

5. The Administrative Agent shall have received from the Borrower or its advisors the following: (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates and (d) good standing certificates and lien searches (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors, in each case consistent with Sponsor Precedent. The Administrative Agent shall have received a solvency certificate from a financial officer of Holdings, in customary form consistent with Sponsor Precedent, confirming the solvency of Holdings, the

Borrower and the Borrower’s restricted subsidiaries on a consolidated basis after giving effect to the

Transactions.

6. To the extent required by the Senior Facilities Documentation and subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

7. The Administrative Agent shall have received three business days prior to the Closing Date (or such later date as the Lead Arrangers reasonably agree) (x) all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been reasonably requested by the Administrative Agent in writing (including via email) to the Borrower or its counsel at least 10 days in advance of the Closing Date and

(y) if either Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership with respect to such Borrower as required by the Beneficial Ownership Regulation for each Lender that so requests (which request shall be made through the Administrative Agent); provided such Borrower has received a list of each such Lender and its electronic delivery requirements at least five business days prior to the Closing Date.

8. The Administrative Agent shall have received all fees and invoiced expenses (to the extent invoiced at least one business day prior to the Closing Date) required to be paid on the Closing Date from the proceeds of the initial fundings under the Senior Facilities.

9. The execution and delivery of the Senior Facilities Documentation, which shall, in each case, be consistent with Exhibit B (subject to the “market flex” provisions of the Fee Letter) and subject to the Certain Funds Provision.

10. Subject to the Certain Funds Provision, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date).

Notwithstanding the foregoing, the Closing Date shall not occur prior to the later of (i) 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (as defined in the Acquisition Agreement) (determined pursuant to Exchange Act Rule 14d-1(g)(3)) and (ii) the date that is 40 days following the date of the Acquisition Agreement unless the Lead Arrangers shall have agreed in writing to an earlier date; provided that, at the request of the Borrower, the Closing Date may occur on such earlier date so long as (a) a Successful Syndication has occurred and (b) each of the other conditions to the Closing Date contained herein are (or substantially concurrently therewith will be) satisfied.

Exhibit C-2